Exhibit 10.3

Olema Pharmaceuticals, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Olema Pharmaceuticals, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This Policy may be amended at any time in the sole discretion of the Board, or by the Compensation Committee of the Board at the recommendation of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, his or her first quarterly installment will be pro-rated based on days served in the applicable quarter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000 until June 30, 2026, $45,000 thereafter

b. Non-executive chairperson of the Board: $70,000 until June 30, 2026, $80,000 thereafter (inclusive of Annual Board Service Retainer)

2. Annual Committee Member (non-Chair) Service Retainer:

a. Member of the Audit Committee: $10,000

b. Member of the Compensation Committee: $7,500

c. Member of the Nominating and Corporate Governance Committee: $5,000

d. Member of the Science and Technology Committee: $7,500

3. Annual Committee Chair Service Retainer (inclusive of Committee Member Service Retainer):

a. Chairperson of the Audit Committee: $20,000

b. Chairperson of the Compensation Committee: $15,000

c. Chairperson of the Nominating and Corporate Governance Committee: $10,000

d. Chairperson of the Science and Technology Committee: $15,000

The Company will also reimburse each of the Eligible Directors for his or her travel expenses incurred in connection with his or her attendance at Board and committee meetings. Such reimbursements shall be paid on the same date as the annual cash fees are paid.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2020 Equity Incentive Plan, as the same may be amended or restated from time to time (the “Plan”). Capitalized terms used below not otherwise defined in this Policy shall have the meanings given to them in the Plan All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan), and subject to all the terms, conditions and limits set forth in the Plan and the applicable award agreement. For the avoidance of doubt, the share numbers in this Policy shall be subject to adjustment as provided in the Plan.

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board after the effective date of this Policy, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase a number of shares of the Company’s common stock equal to 29,500 shares of the Company’s common stock. The shares subject to each such stock option will vest monthly over a three-year period, subject to the Eligible Director’s Continuous Service on each vesting date, and will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date. In addition, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), such Eligible Director shall automatically, and without further action by the Board or Compensation Committee of the Board, be granted an additional stock option representing the Annual Grant (as defined below) he or she would have received had he or she been elected to the Board at the prior annual meeting of stockholders, pro-rated for the partial year of service. For example, if an Eligible Director is appointed to the Board on December 1, 2025, and the Company’s last annual meeting were on June 1, 2026, the Eligible Director would receive an additional pro-rated grant for 50% of the Annual Grant, with such pro-rated grant vesting upon the earlier of (a) the first anniversary of the date the Annual Grants to non-employee directors were last made and (b) the next annual meeting of stockholders. Such additional option will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date.

2. Annual Grant: On the first market trading day after each annual stockholders meeting of the Company, each Eligible Director who continues to serve as a member of the Board through and following such stockholders meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 29,500 shares of the Company’s common stock (the “Annual Grant”). The shares subject to each such stock option will vest monthly over a one-year period following the grant date, and will vest in full on the date of the Company’s next annual stockholders meeting if such stock option is not otherwise fully vested by such date, subject to the Eligible Director’s Continuous Service on each vesting date. Such option will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date.

Compensation Limits

Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of Eligible Director compensation set forth in the Plan, as in effect from time to time.

Adopted by the Board of Directors: April 1, 2026

Effective: June 18, 2026